EXHIBIT  99.1
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Shelton,  Connecticut                                         December  5,  2001


     The First Connecticut Capital Corporation (FCCC-BB) today announced the execution of a letter of intent contemplating the sale of its mortgage business to a company to be organized by members of the Board of Directors, including Lawrence Yurdin (the current President of FCCC). The sale would include all of the assets (excluding cash) of the mortgage business, subject to all liabilities and other obligations.

     Simultaneously with the proposed sale, the Company intends to sell to Bernard Zimmerman, of Weston, Connecticut, and Martin Cohen, of New York City, New York or their affiliates, a total of 250,000 Common shares of the Company, together with Five Year Warrants to purchase an additional 200,000 shares for a purchase price of $250,000. Messrs. Zimmerman and Cohen may also purchase additional Common shares from other sources at the same price. Upon completion of the purposed transaction, Messrs. Zimmerman and Cohen would each own approximately 180,000 shares.

     Assuming consummation of the proposed transaction and after payment of expenses, the Company would have a cash position of not less than $1,500,000, a deferred tax asset of $550,000 and a tangible net worth of approximately $1,500,000. There would be 1,423,382 shares outstanding, excluding shares reserved for outstanding options and warrants.

     Closing of the transactions which is anticipated to occur during the latter part of the first quarter of 2002, will be subject to, among other conditions, execution and delivery of definitive agreements satisfactory to the parties, the filing of appropriate proxy material with the Securities and Exchange Commission which would include all necessary information concerning the proposed transactions, and the approval of the Company's stockholders at a Special meeting called for such purpose.


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